Exhibit 99.1
Ellington Residential Mortgage REIT Reports Second Quarter 2021 Results
OLD GREENWICH, Connecticut—August 2, 2021
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended June 30, 2021.
Highlights
•Net loss of $(4.5) million, or $(0.36) per share.
•Core Earnings1 of $4.6 million, or $0.37 per share; raised quarterly dividend to $0.30 per share, a 7% increase from the prior level.
•Book value of $12.53 per share as of June 30, 2021, which includes the effect of a second quarter dividend of $0.30 per share.
•Net interest margin2 of 2.04%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 22.8%.
•Dividend yield of 10.8% based on the July 30, 2021 closing stock price of $11.13.
•Debt-to-equity ratio of 7.0:1 as of June 30, 2021; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 7.2:1.
•Net mortgage assets-to-equity ratio of 6.7:1 3as of June 30, 2021.
•Cash and cash equivalents of $58.7 million as of June 30, 2021, in addition to other unencumbered assets of $31.3 million.
•Completed a public follow-on offering of 3.25 million common shares, of which 2.675 million shares were sold by a selling shareholder, and 575,000 shares were sold by the Company; as a result of the offering, the Company's public float increased by approximately 38%.
Second Quarter 2021 Results
"During the second quarter, our Core Earnings continued to exceed our quarterly dividend rate, and as a result we increased our quarterly dividend rate by 7%, from $0.28 per share to $0.30 per share," said Laurence Penn, Chief Executive Officer and President. "In a reversal from the prior quarter, interest rates declined and the yield curve flattened. Faced with declining interest rates and continued elevated prepayment rates, Agency RMBS yield spreads widened, and most Agency RMBS significantly underperformed comparable U.S. Treasuries and interest rate swaps on a total return basis. Higher-coupon Agency RMBS particularly underperformed.
"We had positive results from our long RMBS portfolio, as net interest income and net gains on our lower-coupon RMBS positions—which we grew opportunistically during the prior quarter—exceeded net losses on our higher-coupon specified pools and interest-only securities. On our hedges, lower long-term interest rates caused net losses on our interest rate swaps and US Treasury futures, but a portion of these losses were offset by net gains on our TBA short positions, which we continued to concentrate in higher coupons. In addition, a further reduction in our cost of funds, along with our incrementally larger portfolio, led to a substantial increase in our Core Earnings.
"Looking ahead, the eventual tapering of asset purchases by the Federal Reserve could further pressure Agency RMBS yield spreads, while the countervailing prepayment risks and extension risks in the market represent additional sources of uncertainty and potential volatility. We will continue to be opportunistic and look to take advantage of relative value discrepancies across subsectors as they arise, and as always, will rely on our dynamic hedging strategy to protect book value."

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of June 30, 2021 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.21 billion and $(123.3) million, respectively, and total shareholders' equity was $161.9 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of June 30, 2021 and March 31, 2021:

	June 30, 2021					March 31, 2021
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$140,139	$148,054	$105.65	$145,804	$104.04	$113,924	$120,774	$106.01	$118,491	$104.01
20-year fixed-rate mortgages	38,496	39,610	102.89	40,062	104.07	40,845	41,981	102.78	42,441	103.91
30-year fixed-rate mortgages	872,706	933,252	106.94	914,966	104.84	868,413	933,001	107.44	907,057	104.45
ARMs	13,388	14,042	104.88	14,027	104.77	17,509	18,442	105.33	17,998	102.79
Reverse mortgages	49,698	53,714	108.08	52,956	106.56	58,960	64,164	108.83	62,516	106.03
Total Agency RMBS	1,114,427	1,188,672	106.66	1,167,815	104.79	1,099,651	1,178,362	107.16	1,148,503	104.44
Non-Agency RMBS	11,069	9,304	84.05	7,344	66.35	12,835	10,370	80.79	8,572	66.79
Total RMBS(2)	1,125,496	1,197,976	106.44	1,175,159	104.41	1,112,486	1,188,732	106.85	1,157,075	104.01
Agency IOs	n/a	12,644	n/a	15,393	n/a	n/a	15,897	n/a	16,508	n/a
Total mortgage-backed securities		$1,210,620		$1,190,552			$1,204,629		$1,173,583
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes Agency IOs.
The Company's Agency RMBS holdings increased slightly to $1.189 billion as of June 30, 2021, as compared to $1.178 billion as of March 31, 2021. Over the same period, the Company's non-Agency RMBS holdings decreased by 10% to $9.3 million, from $10.4 million. The Company's Agency RMBS portfolio turnover was 13% for the quarter.
The Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, increased moderately to 7.2:1 as of June 30, 2021, as compared to 7.0:1 as of March 31, 2021. The increase was due to increased borrowings on the slightly larger Agency RMBS portfolio and lower shareholders' equity. These same factors, along with a smaller net short TBA position, caused the Company's net mortgage assets-to-equity ratio to increase to 6.7:1 as of June 30, 2021 as compared to 6.2:1 as of March 31, 2021. Substantially all of the Company's borrowings were secured by specified pools as of June 30, 2021.
During the quarter, the yield curve flattened, with long-term interest rates decreasing and short-term interest rates increasing moderately. Yield spreads on most Agency RMBS widened amidst concerns that the Federal Reserve will commence tapering its asset purchases in the coming months, and with heightened prepayment risk related to lower mortgage rates. Yield spreads widened most significantly on higher-coupon RMBS.
The Company had a net loss for the quarter, as net realized and unrealized losses on specified pools, interest-only securities, interest rate swaps, U.S. Treasury securities, and futures exceeded net interest income on RMBS and net gains on TBA positions. During the quarter, the Company continued to concentrate its long TBA investments in lower coupons and its short TBA investments in higher coupons; this positioning benefited results during the quarter.
Average pay-ups on the Company's specified pools decreased to 1.55% as of June 30, 2021, as compared to 1.61% as of March 31, 2021, primarily because its new purchases during the quarter mainly consisted of pools with lower pay-ups. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. Similar to recent quarters, the Company ended the second quarter with a small net short overall TBA position on a notional basis while maintaining a small net long overall TBA position as measured by 10-year equivalents. Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.
Non-Agency RMBS yield spreads tightened further during the quarter, generating net realized and unrealized gains on the Company's portfolio. The Company expects to continue to vary its allocation to non-Agency RMBS as market opportunities change over time.
Core Earnings and net interest margin increased quarter over quarter. These increases were primarily related to larger average portfolio holdings, higher asset yields, and lower borrowing costs quarter over quarter.

On June 17, 2021, the Company completed a public follow-on offering of 3,250,000 common shares, of which 2,675,000 shares were sold by Blackstone and 575,000 shares were sold by the Company. The offering generated net proceeds to the Company of $7.1 million, after underwriters' discounts and commissions and offering costs.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Core Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended June 30, 2021 and March 31, 2021, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts)	June 30, 2021	March 31, 2021
Net Income (Loss)	$(4,537)	$127
Adjustments:
Net realized (gains) losses on securities	(852)	(3,081)
Change in net unrealized (gains) losses on securities	11,071	10,308
Net realized (gains) losses on financial derivatives	(2,222)	5,150
Change in net unrealized (gains) losses on financial derivatives	4,221	(8,215)
Net realized gains (losses) on periodic settlements of interest rate swaps	(255)	(386)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(246)	(51)
Non-recurring expenses	58	—
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(2,636)	(70)
Subtotal	9,139	3,655
Core Earnings	$4,602	$3,782
Weighted Average Shares Outstanding	12,432,004	12,343,542
Core Earnings Per Share	$0.37	$0.31

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, August 3, 2021, to discuss its financial results for the quarter ended June 30, 2021. To participate in the event by telephone, please dial (877) 876-9173 at least 10 minutes prior to the start time and reference the conference ID: EARNQ221. International callers should dial (785) 424-1667 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, August 3, 2021, at approximately 2:00 p.m. Eastern Time through Tuesday, August 10, 2021 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 688-7339. International callers should dial (402) 220-1347. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on March 16, 2021 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2021	March 31, 2021	June 30, 2021
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,875	$6,535	$16,410
Interest expense	(661)	(781)	(1,442)
Total net interest income	9,214	5,754	14,968
EXPENSES
Management fees to affiliate	609	614	1,223
Professional fees	275	271	545
Compensation expense	212	177	389
Insurance expense	95	86	181
Other operating expenses	342	317	659
Total expenses	1,533	1,465	2,997
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	852	3,081	3,932
Net realized gains (losses) on financial derivatives	2,222	(5,150)	(2,928)
Change in net unrealized gains (losses) on securities	(11,071)	(10,308)	(21,379)
Change in net unrealized gains (losses) on financial derivatives	(4,221)	8,215	3,994
Total other income (loss)	(12,218)	(4,162)	(16,381)
NET INCOME (LOSS)	$(4,537)	$127	$(4,410)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted(1)	$(0.36)	$0.01	$(0.36)
WEIGHTED AVERAGE SHARES OUTSTANDING	12,432,004	12,343,542	12,388,017
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.30	$0.28	$0.58
(1)For the six-month period ended June 30, 2021 the sum of net income (loss) per common share for the two quarters of the period does not equal net income (loss) per common share as calculated for the entire six-month period as a result of an increase in the number of shares of common stock outstanding during the period resulting from the issuance of shares of common stock, as net income (loss) per common share is calculated using average shares of common stock outstanding during the period.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2021	March 31, 2021	December 31, 2020(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$58,683	$52,500	$58,166
Mortgage-backed securities, at fair value	1,210,620	1,204,629	1,081,380
Other investments, at fair value	306	289	292
Due from brokers	69,000	57,375	47,798
Financial derivatives–assets, at fair value	3,750	11,415	2,791
Reverse repurchase agreements	33,572	98,904	—
Receivable for securities sold	778	2,192	—
Interest receivable	3,786	4,132	4,114
Other assets	550	651	270
Total Assets	$1,381,045	$1,432,087	$1,194,811
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,135,497	$1,106,724	$1,015,245
Payable for securities purchased	51,885	146,181	—
Due to brokers	222	3,456	1,064
Financial derivatives–liabilities, at fair value	4,318	7,093	6,630
U.S. Treasury securities sold short, at fair value	21,017	—	—
Dividend payable	3,876	3,456	3,456
Accrued expenses	1,332	811	918
Management fee payable to affiliate	609	614	626
Interest payable	437	613	470
Total Liabilities	1,219,193	1,268,948	1,028,409
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,918,542, 12,343,542 and 12,343,542 shares issued and outstanding, respectively)	129	123	123
Additional paid-in-capital	236,800	229,680	229,614
Accumulated deficit	(75,077)	(66,664)	(63,335)
Total Shareholders' Equity	161,852	163,139	166,402
Total Liabilities and Shareholders' Equity	$1,381,045	$1,432,087	$1,194,811
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$12.53	$13.22	$13.48
(1)Derived from audited financial statements as of December 31, 2020.